Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Second Quarter Fiscal Year 2016 Financial Results

-Second Quarter Lemon Revenue and Carton Volume Increase 10% Versus Last Year- -Company Reiterates Fiscal Year 2016 Guidance Ranges -

Santa Paula, CA., June 9, 2016 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the second quarter ended April 30, 2016 and reiterated its fiscal year 2016 guidance ranges.

Fiscal Year 2016 Second Quarter Results

For the second quarter of fiscal year 2016, revenue was $27.4 million, compared to revenue of $28.3 million in the second quarter of the previous fiscal year. Agribusiness revenue was $25.9 million compared to $26.9 million in the second quarter last fiscal year, primarily due to lower avocado sales because the Company began its avocado harvest later in fiscal year 2016 than fiscal year 2015. Rental operations revenue was $1.4 million in the second quarter of fiscal year 2016, compared to $1.3 million in the second quarter of last fiscal year. Real estate development revenue was $8,000 compared to $18,000 in the second quarter last fiscal year.

Agribusiness revenue for the second quarter of fiscal year 2016 includes $20.8 million in lemon sales, compared to $18.8 million of lemon sales during the same period of fiscal year 2015, primarily the result of higher prices and volume of fresh lemons sold compared to the same period in fiscal year 2015. Approximately 780,000 cartons of fresh lemons were sold during the second quarter of fiscal year 2016 at a $22.44 average price per carton compared to approximately 711,000 cartons sold at a $21.94 average price per carton during the second quarter of fiscal year 2015. Avocado revenue for the second quarter of fiscal year 2016 was $1.2 million, compared to $4.1 million in the same period last year, primarily the result of decreased prices and volume of avocados sold compared to the same period in fiscal year 2015. The Company recognized $2.6 million of orange revenue in each of the second quarters of fiscal year 2016 and 2015. Specialty citrus and other crop revenues were $1.3 million in the second quarter of fiscal year 2016, compared to $1.4 million in the same period of fiscal year 2015. Second quarter of fiscal year 2016 results for oranges and specialty citrus reflect lower prices partially offset by higher volume compared to the same period in fiscal year 2015.

Costs and expenses for the second quarter of fiscal year 2016 were $25.2 million compared to $24.1 million in the second quarter of last fiscal year. The second quarter of fiscal year 2016 increase in operating expenses was primarily attributable to increases in agribusiness costs partially offset by decreases in selling, general and administrative costs. Agribusiness costs and expenses are $1.2 million higher for the second quarter of fiscal year 2016 compared to the second quarter of last fiscal year primarily attributable to increases in packing, harvest and third-party grower costs mainly due to higher lemon sales and harvest volume, partially offset by lower growing costs.

Operating income for the second quarter of fiscal year 2016 was $2.2 million, compared to a $4.1 million operating income in the second quarter of the previous fiscal year. Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2016 was $1.1 million, compared to net income applicable to common stock of $2.4 million in the second quarter of fiscal year 2015. Net income per diluted share for the second quarter of fiscal year 2016 was $0.08 compared to a net income per diluted share of $0.17 for the same period of fiscal year 2015, based on approximately 14.2 million and 14.1 million weighted average diluted common shares outstanding, respectively.

EBITDA was $3.4 million in the second quarter of fiscal year 2016, compared to $5.0 million in the same period of fiscal year 2015. A reconciliation of EBITDA to net income is provided at the end of this release.

Fiscal Year 2016 First Six Months Results

For the six months ended April 30, 2016, revenue was $52.4 million, compared to $56.3 million in the same period last year. Operating loss for the first six months of fiscal year 201 was $4.1 million, compared to operating income of $1.6 million in the same period last year. Net loss applicable to common stock, after preferred dividends, was $3.0 million for the first six months of fiscal year 2016, compared to net income of $0.8 million in the same period last year. Net loss per diluted share for the first six months of fiscal year 2016 was $0.21 on approximately 14.2 million weighted average diluted common shares outstanding, compared to net earnings per diluted share of $0.06 on approximately 14.1 million weighted average diluted common shares outstanding in the same period of fiscal year 2015.

EBITDA for the first six months of fiscal year 2016 was ($1.3) million, compared to EBITDA of $3.8 million in the same period last year. A reconciliation of EBITDA to net income is provided at the end of this release.

The decrease in operating results for the six months ended April 30, 2016 compared to the same period last year is impacted by $2.9 million lower avocado sales because the Company began its avocado harvest later in fiscal year 2016 compared to last year. In addition, the six months ended April 30, 2016 results of operations include $1.2 million of transaction costs paid upon entering the previously announced joint venture with the Lewis Group of Companies. Such costs are included in real estate development costs.

Real Estate Development

On November 10, 2015, Limoneira Lewis Community Builders, LLC, a real estate development joint venture between Limoneira Company and The Lewis Group of Companies ("The Lewis Group"), was formed. Limoneira Lewis Community Builders is a 50%/50% joint venture between Limoneira and The Lewis Group that will engage in the residential development of Harvest at Limoneira (formerly Santa Paula Gateway Project and East Area 1). The formation of the joint venture culminated with Limoneira's contribution of its East Area 1 property to the joint venture and The Lewis Group's payment to Limoneira of $20.0 million for its 50% interest in the joint venture. Limoneira expects to receive 25% to 80% of the net cash flow of the project, based on projected cash flow milestones provided in the operating agreement, which is estimated to aggregate approximately 70% of total net cash flows to Limoneira, including the initial $20 million payment, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. Development grading on the project is expected to begin in early calendar year 2017 and lot sales are estimated to begin at the end of calendar year 2017. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $0.5 million to the joint venture in the second quarter of fiscal year 2016 and an additional $0.5 million in May 2016 matching Lewis’ contributions to fund on-going development activities.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “Our second quarter results reflect higher prices and volume of fresh lemons sold, which were offset by the timing of avocado shipments moving into the third quarter compared to shipments occurring in the second quarter of last year.”

Mr. Edwards continued, “We are excited to be working with the Lewis organization on the Harvest at Limoneira project. It is rewarding to be making progress on the development and we expect to begin selling lots at the end of 2017.”

Balance Sheet and Liquidity

During the first six months of fiscal year 2016, net cash used in operating activities was $5.9 million, compared to $1.5 million in the prior year period. Net cash used in investing activities was $7.5 million in the first six months of fiscal year 2016, compared to $16.4 million in the prior year period. Net cash provided by financing activities was $13.4 million in the first six months of fiscal year 2016, compared to $17.9 million in the same period last year. Long-term debt as of April 30, 2016 was $102.5 million, compared to $89.1 million at the end of fiscal year 2015.

Recent Business Highlights

A project to double the capacity and increase the efficiency of the Company’s lemon packing facilities became operational in March 2016 and the Company expects to begin realizing the efficiency benefits of this project during the third quarter of fiscal year 2016. The project is estimated to cost approximately $28.0 million in the aggregate.

Alex Teague, Senior Vice President stated, “I am pleased with the expansion and modernization of our lemon packing house which became operational in March of 2016. We believe we are well positioned to increase the profitability of our lemon business and anticipate meaningful cost savings and increased efficiencies as our lemon packing and sales volume continues to increase.”

Mr. Teague continued, “We are excited about the recently announced formation of Limoneira S. A. and partnership with South African based Real Citrus as another component of our One World of Citrus model. This represents another step towards our mission of enhancing the 52-week citrus supply chain for our global customers.”

On March 22, 2016, the Company declared a quarterly cash dividend of $0.05 per common share, which was paid on April 15, 2016 in the aggregate amount of approximately $0.7 million to stockholders of record on April 4, 2016.

Reconfirming Fiscal Year 2016 Outlook

For the fiscal year ending October 31, 2016, the Company continues to expect to sell between 2.7 million and 3.0 million cartons of fresh lemons at an average price of approximately $23.00 per carton and expects to sell approximately 8.5 to 9.5 million pounds of avocados at approximately $0.80 per pound.

The Company is reiterating its guidance range for operating income, EBITDA, and earnings per diluted share for fiscal year 2016. The Company expects operating income for fiscal year 2016 to be approximately $8.6 million to $9.1 million. Fiscal year 2016 EBITDA is expected to be in the range of $14.6 million to $15.1 million. The Company expects fiscal year 2016 earnings per diluted share to be in the range of $0.28 to $0.33. Excluding transaction costs incurred in connection with the Limoneira/Lewis joint venture, fiscal year 2016 earnings per diluted share are expected to be in the range of $0.33 to $0.38.

Fiscal year 2016 estimated operating results reflect an anticipated increase in operating income primarily related to cost savings from the Company’s new lemon packing facilities, increased revenues from additional farm worker housing units and the elimination of lease expense resulting from the acquisition of the previously leased Sheldon Ranches, offset by transaction costs of $1.2 million incurred on the close of the Limoneira/Lewis joint venture and an expected increase in depreciation expense that results from the new packing facilities, the acquired Sheldon Ranch property and the additional farm working housing units. In addition, interest expense is expected to increase in fiscal year 2016 related to the new packing house and the additional farm worker housing units being placed into service because related interest costs were capitalized during the construction period.

Conference Call Information

The Company will host a conference call and audio webcast on June 9, 2016, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 726-2413, and international participants should dial (913) 312-0639.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through June 23, 2016, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 120742.

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2016, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under “Reconfirming Fiscal Year 2016 Outlook” above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA is summarized and reconciled to net income (loss), which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended April 30,		Six Months Ended April 30,
	2016	2015	2016	2015

Net income (loss)	$1,222,000	$2,563,000	$(2,690,000)	$1,115,000
Interest expense, net	344,000	45,000	563,000	57,000
Income taxes	562,000	1,456,000	(1,605,000)	701,000
Depreciation and amortization	1,285,000	980,000	2,413,000	1,969,000
EBITDA	$3,413,000	$5,044,000	$(1,319,000)	$3,842,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	April 30, 2016	October 31, 2015
Current assets:
Cash	$46,000	$39,000
Accounts receivable, net	12,005,000	7,420,000
Cultural costs	1,420,000	3,916,000
Prepaid expenses and other current assets	3,128,000	2,387,000
Income taxes receivable	1,453,000	-
Total current assets	18,052,000	13,762,000

Property, plant and equipment, net	147,962,000	128,951,000
Real estate development	100,734,000	96,067,000
Equity in investments	3,468,000	3,047,000
Investment in Calavo Growers, Inc.	20,581,000	18,508,000
Other assets	8,797,000	9,035,000
Total Assets	$299,594,000	$269,370,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,551,000	$6,611,000
Growers payable	6,731,000	5,841,000
Accrued liabilities	3,185,000	5,864,000
Fair value of derivative instrument	717,000	767,000
Current portion of long-term debt	2,464,000	589,000
Total current liabilities	18,648,000	19,672,000
Long-term liabilities:
Long-term debt, less current portion	102,520,000	89,079,000
Deferred income taxes	20,448,000	19,425,000
Other long-term liabilities	5,348,000	7,641,000
Sale-leaseback deferral (Note 8)	21,591,000	-
Total liabilities	168,555,000	135,817,000
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (30,000 shares authorized: 29,000 and 29,500 shares issued and outstanding at April 30, 2016 and October 31, 2015) (8.75% coupon rate)	2,900,000	2,950,000

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2016 and October 31, 2015) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2016 and October 31, 2015, respectively)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,178,226 and 14,135,080
shares issued and outstanding at April 30, 2016 and October 31, 2015, respectively)	142,000	141,000
Additional paid-in capital	91,132,000	90,759,000
Retained earnings	22,795,000	27,216,000
Accumulated other comprehensive income	4,739,000	3,156,000
Total stockholders’ equity	118,808,000	121,272,000
Total Liabilities and Stockholders’ Equity	$299,594,000	$269,370,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended April 30,		Six months ended April 30,
	2016	2015	2016	2015
Net revenues:
Agribusiness	$25,946,000	$26,919,000	$49,513,000	$53,802,000
Rental operations	1,411,000	1,340,000	2,819,000	2,458,000
Real estate development	8,000	18,000	20,000	28,000
Total net revenues	27,365,000	28,277,000	52,352,000	56,288,000
Costs and expenses:
Agribusiness	21,238,000	20,023,000	46,710,000	45,837,000
Rental operations	873,000	759,000	1,822,000	1,564,000
Real estate development	195,000	239,000	1,631,000	481,000
Selling, general and administrative	2,844,000	3,116,000	6,308,000	6,783,000
Total costs and expenses	25,150,000	24,137,000	56,471,000	54,665,000
Operating income (loss)	2,215,000	4,140,000	(4,119,000)	1,623,000
Other income (expense):
Interest expense, net	(344,000)	(45,000)	(563,000)	(57,000)
Equity in losses of investments	(143,000)	(97,000)	(29,000)	(12,000)
Other income, net	56,000	21,000	416,000	262,000
Total other income (expense)	(431,000)	(121,000)	(176,000)	193,000

Income (loss) before income tax (provision) benefit	1,784,000	4,019,000	(4,295,000)	1,816,000

Income tax (provision) benefit	(562,000)	(1,456,000)	1,605,000	(701,000)
Net income (loss)	1,222,000	2,563,000	(2,690,000)	1,115,000
Preferred dividends	(157,000)	(158,000)	(315,000)	(317,000)
Net income (loss) applicable to common stock	$1,065,000	$2,405,000	$(3,005,000)	$798,000

Basic net income (loss) per common share	$0.08	$0.17	$(0.21)	$0.06

Diluted net income (loss) per common share	$0.08	$0.17	$(0.21)	$0.06

Dividends per common share	$0.05	$0.05	$0.10	$0.09

Weighted-average common shares outstanding-basic	14,174,000	14,124,000	14,159,000	14,109,000
Weighted-average common shares outstanding-diluted	14,174,000	14,124,000	14,159,000	14,109,000